ACQUISITION AGREEMENT

This Acquisition Agreement ("Agreement") is entered into and to be effective as of the 7 day of August, 2015 by and between Sack Lunch Productions, Inc. ("SAKL") a corporation with a principal office located at 59 West 100 South, 2nd Floor, Salt Lake City, Utah 84101, and Martin Malfatto Squared, Inc., Pharout Events, Inc. and Lunch by Lunchwest, Inc. (each a Utah corporation) jointly referred to as the "Owners" of Springbok Holdings, LLC. a Utah limited liability company, and its subsidiaries and operations hereinafter jointly referred to as ("Springbok").

WHEREAS, Owners desire to sell to SAKL 100% of their ownership in Springbok Holdings LLC, ("Springbok")

NOW, THEREFORE with the above being incorporated into and made a part hereof for the mutual consideration set out herein and, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

a. Exchange. Owners shall transfer and sell to SAKL 100% of the ownership of Springbok Holdings LLC and each of the subsidiaries thereof in exchange for which the Owners (excluding Martin Malfatto Squared, Inc. (c/o John Malfatto), shall be entitled to receive 20% of the net operating profit for only Color Me Rad LLC, Springbok Franchising, LLC, Springbok Fun Runs, LLC and the Dirty Dash LLC for only the fiscal year ended December 31, 2017, each of the two non-excluded named corporations as Owner shall receive one half of the amount to be paid under this paragraph. An accounting is due from SAKL within 45 days following the end of the fiscal year and payment within 10 days after the accounting is completed the maximum amount of such payment in total shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

2. Termination. This Agreement may be terminated at any time prior to the Closing Date:

A. By SAK or Owners

(1) If there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in judgment of such Board of Directors made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

(2) If Owners shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of SAKL contained herein shall be inaccurate in any material respect; or

(3) All obligations, debts or payables of Springbok shall not exceed the sum of Two Million Dollars ($2,000,000) as of the date of closing through January 1, 2016. Owners shall not obligate SAKL in any form to the amount or timing of the satisfaction of any obligation of Springbok in any form. The

three following individuals shall be personally, jointly and severally liable to pay to SAKL all amounts of debts or payables of Sprinbok that exceed the sum of Two Million Dollars as set forth above: John Malfatto, Scott Crandall, Matt Ward.

(4) If the Closing shall have not occurred prior to August 7, 2015, or such later date as shall have been approved by parties hereto, other than for reasons set forth herein.

B. By Owners:

(1) If SAKL shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of SAKL contained herein shall be inaccurate in any material respect, or

In the event this Agreement is terminated pursuant to this Paragraph, this Agreement shall be of no further force or effect, no obligation, right, or liability shall arise hereunder, and each party shall bear its own costs as well as the legal, accounting, printing, and other costs incurred in connection with negotiation, preparation and execution of the Agreement and the transactions herein contemplated.

3. Representations and Warranties of Owners. Owners hereby represent and warrant that effective this date and the Closing Date, the following representations are true and correct:

A. Authority. Each Owner separately has the full power and authority to enter this Agreement and to carry out the transactions contemplated by this Agreement. The Members/Managers of Springbok have duly authorized the execution, delivery, and performance of this Agreement.

B. No Conflict With Other Instruments. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of Owners to which Owners are a party and has been duly authorized by all appropriate and necessary action.

C. Deliverance of Shares. As of the Closing Date, the ownership of Springbok to be delivered to SAKL will constitute valid and legally issued ownership of Springbok Holdings LLC, shall be fully paid and non-assessable and equivalent in all respects to full and complete ownership of Springbok.

D. No Conflict with Other Instrument. The execution of this agreement will not violate or breach any document, instrument, agreement, contract or commitment material to Owners or Springbok.

E. No Material Changes. Owners shall not enter into or authorize the execution of any material agreement regarding Springbok following the execution of this Agreement without obtaining the prior express permission of SAKL.

F. Continuing Assistance. The Owners shall for a period of 90 days following closing, through their current ownership and management, provide assistance to SAKL in the operation of Springbok's operations, including the transfer of credit, lending and banking affairs of Springbok, explaining and answering requests for information regarding the operations of Springbok and assisting with accounting and legal professionals used or retained by Springbok, including introducing and facilitating all such transfers of assignments and information. Owners shall not be entitled to any added compensation for providing such assistance as outlined herein.

4. Representations and Warranties of SAKL.

SAKL hereby represent and warrant that, effective this date and the Closing Date, the representations and warranties listed below are true and correct.

A. Corporate Authority. SAKL has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

B. No Conflict With Other Instruments. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of SAKL to which SAKL is a party and has been duly authorized by all appropriate and necessary action.

C. No Conflict with Other Instrument. The execution of this agreement will not violate or breach any document, instrument, agreement, contract or commitment material to SAKL.

D. Prodigy Promos. SAKL agrees and understands that part of the Springbok obligations that shall remain with Springbok following the acquisition by SAKL shall include any existing obligations owed to Prodigy Promos.

5. Closing. The Closing as herein referred to shall occur upon such date as the parties hereto may mutually agree, but is expected to be on or before August 7, 2015.

6. Conditions Precedent of SAKL to Effect Closing. All obligations of SAKL under this Agreement are subject to fulfillment prior to or as of the Closing Date, as follows:

A. The representations and warranties by or on behalf of Owners contained in this Agreement or in any certificate or documents delivered to SAKL pursuant to the

provisions hereof shall be true in all material respects as of the time of Closing as though such representations and warranties were made at and as of such time.

B. Owners shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

C. All instruments and documents delivered to SAKL pursuant to the provisions hereof shall be reasonably satisfactory to SAKL's legal counsel.

D. Owners shall have delivered to SAKL a full and complete lists of debts and obligations of Springbok, with full information listing the holder, date, nature or the debt or obligation, amount, history of prior payments, recent correspondence with any such creditor, names of contacts, all information that supports the amount claimed or listed.

E. Owners hereby warrant and represent that the total of all obligations of Springbok and its subsidiaries is less than the sum of $2,000,000 through January 1, 2016.

F. Owners shall release any and all claims to assets, contracts or other potential rights presently claimed by Owners or the shareholders of Owners in Springbok or any of its subsidiaries.

G. The acquisition provided for herein includes all assets and possessions of Springbok, Owners agree to provide SAKL with a complete listing and disclosure of all such assets and possessions of Springbok, both material and non-material and arrange for the transfer of title or ownership of all such items to SAKL, including all cash, pre-paid event purchases and all other similar items held by Springbok or its in name or for its benefit by any third party. Seven vehicles (two Honda vehicles, one 2011 Infinity M56X, one 2005 Airstream, one Land Rover and a Mercedes Sprinter) currently used personally by Scott Crandall, John Malfatto and/or Matt Ward or their families, each shall be transferred into their names personally and all remaining financing assumed by the named individuals within 7 days of closing.

H. Owners shall complete and deliver to SAKL all information requested as due diligence by SAKL prior to any date set for closing, with all information necessary to understand and evaluate the information disclosed.

I. Owners shall complete and execute all necessary documents for the transfer of control and management of bank accounts, deposits, financial accounts or control of other assets to the new management of Springbok and its operations. All such control and full accounting of all such accounts shall be completed within 10 days following the closing hereunder. All necessary appointment of officers, managers, directors, members or other control persons of Springbok and its related entities to complete the transfer control of ownership shall be completed as soon as possible following closing but no later than 10 days following the closing hereunder.

7. <u>Conditions Precedent of Owners to Effect Closing</u>. All obligations of Owners under this Agreement are subject to fulfillment prior to or as of the date of Closing, as follows:

A. The representations and warranties by or on behalf of SAKL contained in this Agreement or in any certificate or documents delivered to Owners pursuant to the provisions hereof shall be true in all material respects as of the time of Closing as though such representations and warranties were made at and as of such time.

B. SAKL shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

C. All instruments and documents delivered to Owners pursuant to the provisions hereof shall be reasonably satisfactory to Owner's legal counsel.

8. Damages and Limit of Liability. Each party shall be liable, for any material breach of the representations, warranties, and covenants contained herein which results in a failure to perform any obligation under this Agreement, only to the extent of the expenses incurred in connection with such breach or failure to perform Agreement.

9. Nature and Survival of Representations and Warranties. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10. Default at Closing. Notwithstanding the provisions hereof, if Owners shall fail or refuse to deliver any of the Shares, or shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by Owners and SAKL at its option and without prejudice to its rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or (b) terminate all of its obligations hereunder with respect to Owners.

11. Costs and Expenses. SAKL and Owners shall bear their own costs and expenses in the proposed exchange and transfer described in this Agreement. SAKL and Owners have been represented by their own attorneys in this transaction, and shall pay the fees of their attorneys, except as may be expressly set forth herein to the contrary.

12. Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

To Owners:	To SAKL
Scott Crandall, et al	Sack Lunch Productions, Inc.
35 E Windsong Dr	Attn: Richard D. Surber

Pleasant Grove, UT 84062 | 59 West 100 South, 2nd Floor
Salt Lake City, Utah 84101

13. Miscellaneous.

A. Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such additional steps as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

B. Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

C. Brokers. Neither party has employed any brokers or finders with regard to this Agreement not disclosed herein.

D. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

E. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

F. Governing Law. This Agreement was negotiated and is being contracted for in the State of Utah, and shall be governed by the laws of the State of Utah, notwithstanding any conflict-of-law provision to the contrary. Any suit, action or legal proceeding arising from or related to this Agreement shall be submitted for binding arbitration resolution to the American Arbitration Association, in Salt Lake City, Utah, pursuant to their Rules of Procedure or any other mutually agreed upon arbitrator. The parties agree to abide by decisions rendered as final and binding, and each party irrevocably and unconditionally consents to the jurisdiction of such arbitrator and waives any objection to the laying of venue in, or the jurisdiction of, said Arbitrator.

G. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

H. Entire Agreement. The Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties covenants, or conditions express or implied, other than as set forth herein, have been made by any party.

I. Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

J. Confidentiality. Except as set forth below, Owners and SAKL shall keep confidential the terms of this Agreement and the Proprietary Information of the other parties hereto as may come into their possession and shall not disclose the terms hereof or such Proprietary Information to any third party without the prior written approval of the other party. The parties may use such Proprietary Information they receive only in furtherance of the Agreements between the Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Pharout Events, Inc.,
A Utah corporation

By: ______________________

Its: Member

Sack Lunch Productions, Inc.,
A Utah corporation

By: ______________________
Richard D. Surber
Its: President

Martin Malfatto Squared, Inc.
A Utah corporation

By: ______________________
Its: Member

Lunch by Lunchwest, Inc.
A Utah corporation

By: ______________________
Its: Member

Springbok Holdings, LLC
A Utah limited liability company

By: ______________________(Emerson Hamilton)
Its: Member

The foregoing representations and agreements are true and accurate to our personal knowledge, the following further agree to indemnify and hold Sack Lunch Productions Inc. harmless from any debts or obligations of Springbok that exceed $2 million as of the date of closing, such liability to be both joint and several among the three signers hereunder.

Personally:

John Malfatto ______________________

Scott Crandall ______________________

Matt Ward ______________________

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Pharout Events, Inc.,
A Utah corporation

By: ____________________

Its:

Sack Lunch Productions, Inc.
A Utah corporation

By: ____________________
Richard D. Surber
Its: President

Martin Malfatto Squared, Inc.
A Utah corporation

By; ____________________
Its: ____________________

Lunch by Lunchwest, Inc.
A Utah corporation

By: ____________________
Its: ____________________

Springbok Holdings, LLC
A Utah limited liability company

By: ____________________(Emerson Hamilton)
Its: ____________________

The foregoing representations and agreements are true and accurate to our personal knowledge, the following further agree to indemnify and hold Sack Lunch Productions Inc. harmless from any debts or obligations of Springbok that exceed $2 million as of the date of closing, such liability to be both joint and several among the three signers hereunder.

Personally:

John Malfatto ____________________

Scott Crandall ____________________

Matt Ward ____________________